Exhibit 99

FOR FURTHER INFORMATION: Michael W. McCarthy Vice President –Corporate Communications Photronics, Inc. (203)775-9000 mmccarthy@brk.photronics.com

Press Release

EMBARGO UNTIL 12:00 Noon EST

March 30, 2006

PHOTRONICS RESTRUCTURES NORTH AMERICAN MANUFACTURING NETWORK

Advanced Development and Manufacturing Assets in Austin, Texas Being Redeployed

BROOKFIELD, Connecticut March 30, 2006 — Photronics, Inc. (Nasdaq:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, announced today its plans to streamline its operating infrastructure in North America by ceasing the manufacture of photomasks at its Austin, Texas facility. This structural change to Photronics’ global network of photomask fabrication facilities will play a crucial supporting role in the Company’s commitment to pursuing a profitable technology leadership position in the development and manufacturing of next generation photomask technologies. The Company believes that this action will serve to further tighten the focus of its research & development organization and improve its high-end customer support infrastructure. Development and manufacturing activities for those North American customers previously serviced in Photronics’ Austin facility will now be serviced at other comparably equipped global Photronics photomask fabrication facilities.

In connection with the announced restructuring plans, Photronics expects to record in fiscal 2006 a total after tax charge of approximately $15.0 million to $18.0 million. The Company expects to record approximately $10.0 million to $12.0 million, or an estimated $0.24 to $0.29 per basic and diluted share, of this charge during the fiscal quarter ending April 30, 2006. Approximately 60% of the total charges will be attributed to non-cash items. As implemented, the Company expects to recover all related charges in less than a two year period through lower operating costs and increased manufacturing efficiencies. Furthermore, the Company estimates that its global work force will be reduced by approximately 6%. The majority of eliminated positions are the result of the Company’s decision to reduce unproductive high-end photomask manufacturing infrastructure in North America.

Michael J. Luttati, Chief Executive Officer commented on the strategic decision to close the Austin facility. “There are three goals I have set for Photronics – profitable technology leadership; tighter global integration; and a leadership position in each of the markets we serve. Each of these is viewed as being critical to our Company’s success in the years ahead. As currently configured and integrated into our global network, the Austin site was not aligned or positioned to successfully achieve a level of performance consistent with these expectations.” He added, “Our analysis shows that the most effective path to achieving our goals is to redeploy

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Photronics, Inc.    15 Secor Road • Brookfield, Connecticut 06804 • (203)775-9000 • www.photronics.com

PHOTRONICS RESTRUCTURES NORTH AMERICAN MANUFACTURING NETWORK. . . . . . . . . . . . . . . . . .PAGE TWO

Austin’s technology assets to sites where Photronics has already achieved meaningful levels of critical mass. As a result, we expect this will help the Company to provide a measurable competitive advantage to its technology driven customers.”

“Obtaining faster and more cost effective access to enabling photomask technologies is a requirement of all our customers,” noted Mr. Luttati. “This creates a major opportunity for Photronics. The strategic supplier that can structure itself to be the most effective in satisfying these needs will ultimately be the most successful and this was a critical factor in our decision to restructure Photronics’ technology development and manufacturing processes. This will create better opportunities for all of our employees while also maximizing investment returns for our shareholders.”

A more in-depth discussion of Photronics’ strategic activities will be presented at the Company’s Eighth Annual Analyst Meeting in New York on Thursday, April 6, 2006 at 8:30 a.m. Eastern Time. The meeting will be held at the Hotel Inter-Continental in New York, with registration beginning promptly at 7:30 a.m. local time. Advance registrations are requested and can be accommodated by sending an email marked “Analyst Meeting” in the subject line to mmccarthy@brk.photronics.com. All presentation materials and Q&A will be webcast, which will be accessible by logging onto Photronics’ website at www.photronics.com, then directing their attention to the Conference Calls drop down box in the upper right hand corner of the page and clicking on Analyst Meeting. The session will be archived until Photronics reports fiscal 2006 fourth quarter results after the market closes on Tuesday, December 5, 2006.

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Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain statements in this release are considered “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All forward looking statements involve risks and uncertainties. In particular, any statement contained in this release regarding the consummation and benefits of future acquisitions, expectations with respect to future sales, financial performance, operating efficiencies and product expansion, are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of the Company. These factors may cause actual results, performance or achievements to differ materially from anticipated results, performances or achievements. Factors that might affect such forward looking statements include, but are not limited to, overall economic and business conditions; the demand and receipt of orders for the Company’s products; competitive factors in the industries and geographic markets in which the Company competes; changes in federal, state and foreign tax requirements (including tax rate changes, new tax laws and revised tax law interpretations); the Company’s ability to place new equipment in service on a timely basis; interest rate fluctuations and other capital market conditions, including foreign currency rate fluctuations; economic and political conditions in international markets; the ability to obtain a new bank facility or other financings; the ability to achieve anticipated synergies and other cost savings in connection with acquisitions and productivity programs; the timing, impact and other uncertainties of future acquisitions and investments; the seasonal and cyclical nature of the semiconductor industry; the availability of capital; management changes; damage or destruction to our facilities by natural disasters, labor strikes, political unrest or terrorist activity; the ability to fully utilize its tools; the ability of the Company to receive desired yields, pricing, product mix, and market acceptance of its products; changes in technology; and other risks and uncertainties set forth in the Company’s SEC filings from time to time. Any forward-looking statements should be considered in light of these factors. The Company assumes no obligation to update the information in this release.

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Photronics, Inc.    15 Secor Road • Brookfield, Connecticut 06804 • (203)775-9000 • www.photronics.com